SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement
    Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)

[X] Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

            BHA Group Holdings, Inc.
------------------------------------------------
(Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
    ----------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
    ----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    ----------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
    ----------------------------------------------------------------------

(5) Total fee paid:
    ----------------------------------------------------------------------


[ ] Fee paid previously with preliminary materials
    ----------------------------------------------------------------------

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
    ----------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:
    ----------------------------------------------------------------------

(3) Filing Party:
    ----------------------------------------------------------------------

(4) Date Filed:
    ----------------------------------------------------------------------

                            BHA GROUP HOLDINGS, INC.
                       ----------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       ----------------------------------

                           TUESDAY, FEBRUARY 22, 2000

To the Stockholders of
BHA GROUP HOLDINGS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BHA Group Holdings, Inc. (the 'Company') will be held at the office of the Company, Second
(2nd) Floor, BHA Group Holdings, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 22, 2000, at 10:30 a.m., Kansas City time, for the following purposes:

          1. To elect directors for the ensuing year;

          2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on January 4, 2000 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

     MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Stanley D. Biggs
                                          Secretary

Kansas City, Missouri
January 14, 2000

                            BHA GROUP HOLDINGS, INC.

                       ----------------------------------
                                PROXY STATEMENT
                       ----------------------------------

                             DATED JANUARY 14, 2000
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 22, 2000

     This Proxy Statement is furnished by the Board of Directors (the 'Board') of BHA Group Holdings, Inc. (the 'Company') in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company which will be held at the principal executive offices of the Company, Second
(2nd) Floor, BHA Group Holdings, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 22, 2000 at 10:30 a.m., Kansas City time, and all adjournments thereof (the 'Annual Meeting'). The close of business on January 4, 2000 has been designated as the record date (the 'Record Date') for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised, either by delivering a signed revocation to the Secretary of the Company at any time prior to the Annual Meeting, or, at the Annual Meeting, by delivering a signed revocation to the Chairman of the meeting at any time prior to the commencement of the voting thereon. A duly executed proxy conferring different authority than an earlier proxy of the same stockholder will constitute a revocation of such earlier proxy.

     UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR 'BROKER NON-VOTES' DESCRIBED BELOW), STOCK REPRESENTED BY PROXIES WILL BE VOTED (i) FOR THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS; (ii) FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000 ('FISCAL 2000'); AND (iii) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense incurred in sending proxy materials to their principals and obtaining their proxies. On or about January 14, 2000, this Proxy Statement and the accompanying form of proxy are to be mailed to each stockholder of record as of the Record Date.

     As of December 31, 1999, the Company had outstanding 6,545,790 shares of the Company's $.01 par value common stock (the 'Common Stock'), the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and 'broker non-votes' (i.e. Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to approve a proposal. Shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director and broker non-votes will not be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to elect such nominee.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES FOR ELECTION OF DIRECTORS

     Seven directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified. In voting for directors, for each share of Common Stock held of record, such stockholder is entitled to cast one vote either in favor of or against each candidate, or to abstain from voting on any or all candidates. It is intended that shares represented by the enclosed form of proxy will be voted in favor of the election of all of the nominees named below as directors, all of whom are now directors of the Company, unless otherwise specified in such proxy. If any of the nominees should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominees as may be nominated by the Board. The election of directors requires the affirmative vote of the holders of a plurality of the shares present or represented and entitled to vote at the Annual Meeting.

     The following information is given with respect to the nominees:

                                                                               DIRECTOR
           NAME                           PRINCIPAL OCCUPATION                  SINCE
           ----                           --------------------                  -----
Lamson Rheinfrank, Jr. ...  Chairman of the Board of the Company(1)              1986
James E. Lund.............  Chief Executive Officer and President of the         1986
                            Company(2)
James J. Thome............  Chief Operating Officer and Executive Vice           1990
                            President of the Company(3)
Don H. Alexander..........  President and Chief Executive Officer of             1986
                            Alexander & Associates, Inc.(4)
Robert D. Freeland........  Chairman of the Board of Havens Steel Company(5)     1988
Thomas A. McDonnell.......  President and Chief Executive Officer of DST         1993
                            Systems, Inc.(6)
Richard C. Green, Jr. ....  Chairman and Chief Executive Officer of UtiliCorp    1995
                            United, Inc.(7)

------------

(1) Mr. Rheinfrank, age 59, has been Chairman of the Board of the Company since its inception in July 1986. He was the Chief Executive Officer and Chairman of the Board of Directors of Standard Havens, Inc. ('Standard Havens') from 1967 until May 1989 when Standard Havens, which had been an affiliate of the Company, was acquired by a subsidiary of Raytheon Company. Mr. Rheinfrank also serves as the non-executive Chairman of the Board of Celotex Corporation, a Director of Commerce Bank of Kansas City and an advisory director of Havens Steel Company and U.S. Engineering Co.

(2) Mr. Lund, age 50, has been a Director of the Company since its inception in July 1986. He has been President and Chief Executive Officer of the Company since April 1993 and prior thereto, served as Executive Vice President. Mr. Lund joined Standard Havens in 1979 as Marketing Manager of the Baghouse Accessories Division, and served as Manager of Sales and Marketing from 1980 to 1985, at which time he assumed the position of Vice President and General Manager of the Baghouse Accessories Division of Standard Havens.

(3) Mr. Thome, age 44, has been Chief Operating Officer of the Company since May 1997 and Executive Vice President of the Company since April 1993. He has been a Director of the Company since February 1990. He joined the Company in 1986 as National Sales Manager and became Vice President of the Company in November 1988. Prior to his employment with the Company, Mr. Thome served in various positions with Standard Havens from 1979 to 1986.

(4) Mr. Alexander, age 61, has been a Director of the Company since its inception in July 1986. Mr. Alexander is President and Chief Executive Officer of Alexander & Associates, Inc., a private investment group; Chairman of EMCO Specialty Products, Inc, a manufacturing company of hat and
                                              (footnotes continued on next page)

(footnotes continued from previous page) coat racks; Chairman of Huebert Fiberboard Company of Booneville, MO, a manufacturing company of fiberboard; Chairman of Tulsa Power LLC, a Tulsa-based manufacturer of machinery for the wire and cable industry; and a Director of the Bank of Blue Valley, a commercial banking company in Overland Park, Kansas. Prior to 1988 he was President of Perkins Industries, Inc. of Lenexa, Kansas, a manufacturer of adhesives and resins.

(5) Mr. Freeland, age 62, has been a Director of the Company since November 1988. He is Chairman of the Board of Havens Steel Company of Kansas City, Missouri, a global steel construction company. From 1983 to 1993, he was President and Chief Executive Officer and has been a Director of Havens Steel Company since 1971. Mr. Freeland is a past President and Board Member of the Central Fabricators Association of Chicago, Illinois, and is the immediate past Chairman and current Board Member of the American Institute of Steel Construction of Chicago, Illinois.

(6) Mr. McDonnell, age 54, has been a Director of the Company since December 1993. Mr. McDonnell is the President and Chief Executive Officer and a Director of DST Systems, Inc. ('DST'), a company providing information processing and computer software services primarily to mutual funds and financial service organizations. He has been employed by DST in various capacities since 1973. He is a Director of Informix Software, Inc., Euronet Services, Inc., and Computer Sciences Corporation.

(7) Mr. Green, age 45, has been a Director of the Company since November 1995. Mr. Green is Chairman of the Board of Directors and Chief Executive Officer of UtiliCorp United, Inc. ('UtiliCorp United'), a global energy company. His association with UtiliCorp United began in 1976 with assignments in a variety of operating and staff positions involving plant supervision, legal, finance and treasury functions. He was appointed Chief Executive Officer of UtiliCorp United in 1985 and Chairman of the Board of Directors of UtiliCorp United in 1989. He is a Trustee of the Urban Institute in Washington, DC; a member of the boards of directors of the Midwest Research Institute.

COMMITTEES AND MEETINGS OF THE BOARD

     During the Company's fiscal year ended September 30, 1999 ('Fiscal 1999'), the Board held four regular meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

     The Audit Committee consists of Messrs. Alexander, Freeland, McDonnell and Green. During Fiscal 1999, the Audit Committee met once. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants.

     During Fiscal 1999, the Compensation Committee, comprised of Messrs. Alexander, Freeland, McDonnell and Green, met four times. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of contribution to or awards under the Company's Employee Stock Option Plan ('ESOP'), 401(k) plan and Incentive Stock Option Plan (the 'Plan') for the ensuing year.

     During Fiscal 1999, all of the directors attended at least 75% of the meetings of the Board and committees of which they are members.

DIRECTORS' COMPENSATION

     Currently, each director who is not employed by the Company receives an annual retainer of $14,000 plus $1,000 for each meeting of the Board or any committee he attends, which, upon election, can be paid in the form of Common Stock. All eligible directors elected to receive Common Stock for all compensation earned in Fiscal 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, all officers, directors and beneficial owners of more than 10% of Common Stock of the Company filed timely reports under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') during Fiscal 1999.

        COMPANY OFFICERS AND SENIOR OFFICERS OF SUBSIDIARY CORPORATIONS

     Messrs. Rheinfrank, Lund and Thome are officers of the Company who are listed above as nominees for director. The only officers of the Company and senior officers of the Company's subsidiaries other than these individuals are
H. Torsten Andersch, James C. Shay, Robert B. O'Conor, and Stanley D. Biggs.

     Mr. Andersch, age 42, is a Vice President having joined the Company's wholly-owned subsidiary, BHA Group GmbH as Sales Manager in September 1990. He became Assistant General Manager in December 1990 and was promoted to General Manager of BHA Group GmbH in September 1992. Prior to September 1990, he was employed as Sales Manager at Eastman Christensen GmbH.

     Mr. Shay, age 36, has been Senior Vice President and Chief Financial Officer since August 1999. He had been Treasurer and Chief Financial Officer since March 1994 and was the Corporate Secretary from May 1997 to August 1999. He joined the Company as Controller in June 1992. From 1986 to 1992, he was employed at KPMG LLP as an Audit Manager and in various other positions.

     Mr. O'Conor, age 42, has been the Senior Vice President of Sales of the Company's principal operating subsidiary since July 1999. In October 1996, he was promoted to Vice President of Sales. He held numerous positions in Sales and Product Management prior to being promoted to General Sales Manager in December 1990. He joined the Company in August 1983 as a Sales Representative. Prior to August 1983, he was employed in sales and engineering positions for Owens-Corning Fiberglass Corporation.

     Mr. Biggs, age 41, joined the Company in August 1999 as Vice President, Treasurer and Corporate Secretary. From 1988 until August 1999, he was employed by The Rival Company as Vice President, Treasurer and Corporate Secretary and various other positions.

                             EXECUTIVE COMPENSATION

I. SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                     ---------------------------  ----------------------------------------
                                                                             AWARDS             PAYOUTS
                                                                  ---------------------------  -----------
                                                                                  SECURITIES
                                                          OTHER                   UNDER-
                                                          ANNUAL    RESTRICTED    LYING                     ALL OTHER
                                               ANNUAL     COMPEN-     STOCK       OPTIONS/       LTIP       COMPEN-
     NAME AND PRINCIPAL     FISCAL   SALARY    BONUS(1)   SATION(2) AWARD(S)(3)    SARS        PAYOUTS(4)   SATION
          POSITION          YEAR       ($)       ($)       ($)         ($)         (#)           ($)          ($)
            (a)              (b)       (c)       (d)       (e)         (f)         (g)           (h)          (i)
-----------------------------------------------------------------------------------------------------------------------

  James E. Lund,             1999    241,800     --         --         --           --            --          8,700(5)
  Chief Executive Officer    1998    241,800     --         --         --         42,300          --         11,996(6)
  and President              1997    221,800    84,500      --         --           --           71,000      14,120(7)
  Lamson Rheinfrank, Jr.,    1999    178,500     --         --         --           --            --          7,120(5)
  Chairman                   1998    178,500     --         --         --         42,300          --         10,416(6)
                             1997    178,500    42,250      --         --           --           35,500      12,540(7)
  James J. Thome,            1999    241,800     --         --         --           --            --          4,710(5)
  Executive Vice President   1998    241,800     --         --         --         42,300          --          8,006(6)
  and Chief Operating        1997    210,150    78,163      --         --           --           65,675       9,493(7)
  Officer
  James C. Shay,             1999    146,700     --         --         --           --            --          3,420(5)
  Senior Vice President      1998    120,000     --         --         --         47,300          --          6,716(6)
  and Chief Financial        1997     97,500    33,800      --         --           --           24,850       8,840(7)
  Officer
                                          (8)
  Robert B. O'Conor,         1999    163,855     --         --         --         20,000          --          4,170(5)
  Senior Vice President      1998    145,534     9,900      --         --           --            --          7,466(6)
  of Sales                   1997    114,485    12,675      --         --           --            --          9,590(7)


(1) Annual bonus payments were based on the Company's financial performance for each fiscal year (see 'Compensation Committee Report on Executive Compensation -- Annual Cash Incentives').

(2) No amounts for executive earnings and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

(3) The total number of shares and their Fair Market Value ('FMV'), calculated by multiplying the closing market price of unrestricted Common Stock on a specific date by the number of shares of restricted stock. The related vesting time table is represented in the following table:

                               Number of
                               Shares on                             Vested Stock Awards -- Time Table
                                 Award                             -------------------------------------
                               Date and     FMV ($)     FMV ($)
                                held as        on         on       Oct.    Oct.    Oct.    Oct.    Oct.
                               of Sept.      Award     Sept. 30,    18,     18,     18,     18,     18,
Name of Participant            30, 1999       Date       1999      1995    1996    1997    1998    1999
--------------------------------------------------------------------------------------------------------

James E. Lund                   11,459      $131,779   $111,015    2,292   2,292   2,291   2,292   2,292
Lamson Rheinfrank, Jr.           1,825      $ 20,988   $ 17,681      365     365     365     365     365
James J. Thome                   8,696      $100,004   $ 84,247    1,739   1,739   1,740   1,739   1,739
James C. Shay                      669      $  7,694   $  6,481      134     134     133     134     134
Robert B. O'Conor                  958      $ 11,017   $  9,281      192     192     192     191     191

    As holders of restricted stock, the executives have, with respect to the restricted stock, all of the rights of a stockholder of the Company, including the right to vote the restricted stock and receive dividends and distributions thereon.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(4) Represents payments of bonus awards made pursuant to the Company's Incentive Compensation Plan (see 'Compensation Committee Report on Executive Compensation -- Stock Compensation -- Incentive Compensation Plan').

(5) Amounts of All Other Compensation for Fiscal 1999 include the following:

     (i) Contributions by the Company under the ESOP: each executive $2,400;

     (ii) Contributions by the Company under the 401(k) plan: each executive $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Thome, $1,710; Mr. Shay, $420; Mr. O'Conor, $1,170.

(6) Amounts of All Other Compensation for Fiscal 1998 include the following:
     (i) Contributions by the Company under the ESOP: each executive $5,696;

     (ii) Contributions by the Company under the 401(k) plan: each executive $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Thome, $1,710; Mr. Shay, $420; Mr. O'Conor, $1,170.

(7) Amounts of All Other Compensation for Fiscal 1997 include the following:
     (i) Contributions by the Company under the ESOP: each executive $7,820;

    (ii) Contributions by the Company under the 401(k) plan: each executive, $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Thome, $1,073; Mr. Shay, $420; Mr. O'Conor, $1,170.

(8) Base salary for Mr. O'Conor also includes monthly incentives tied to sales results.

II. OPTION/SAR GRANTS TABLE

     The following table sets forth information with respect to the named executives concerning the grant of stock options during Fiscal 1999.

                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                           Annual Rate of Stock
                                                                                          Price Appreciation for
                          Individual Grant Award                                                  Option
---------------------------------------------------------------------------   -----------------------------------------------
                                      % of Total
                         Number of     Options
                         Securities   Granted to
                         Underlying   Employees    Exercise or
                          Options     in Fiscal    Base Price    Expiration
Name                      Granted        Year        ($/Sh)         Date                5%                      10%
----                      -------        ----        ------         ----                --                      ---
Robert B. O'Conor          20,000        7.8%        $13.06       11/10/08           164,267                  416,286

------------

The options represented above were granted during fiscal 1999 and vest in four annual increments of 25%. The options may not be exercisable until the price of the Common Stock reaches $25.00 per share. Regardless of the price of the Common Stock, the options will be 100% vested after seven years.

III. AGGREGATED OPTION EXERCISES IN FISCAL 1999
AND FISCAL YEAR-END ('FY-END') OPTION VALUES

                                                                                                                VALUE OF
                                                                                                               UNEXERCISED
                                                                                                                 IN-THE
                                 SHARES                                                                           MONEY
                                ACQUIRED       VALUE               NUMBER OF SECURITIES UNDERLYING             OPTIONS AT
                                ON EXERCISE   REALIZED              UNEXERCISED OPTIONS AT FY-END                FY-END
             NAME                (#)(1)       ($)(1)                             (#)                             ($)(3)
             -------------------------------------------------------------------------------------------------------------
              (a)                 (b)           (c)                              (d)                               (e)
                                                            Exercisable                    Unexercisable(2)    Exercisable
                                                                     ------                     -------          ------

  James E. Lund                    --           --                   19,965                     150,111           --

  Lamson Rheinfrank, Jr.          33,940       77,527                 5,989                      42,300           --

  James J. Thome                   --           --                   19,965                     135,470           --

  James C. Shay                    --           --                   16,016                      67,542          27,855

  Robert B. O'Conor                7,250       26,443                 2,292                      45,233           --

             NAME
              (a)
                               Unexercisable(2)
                                    -------
  James E. Lund                     274,918
  Lamson Rheinfrank, Jr.            --
  James J. Thome                    237,584
  James C. Shay                       2,323
  Robert B. O'Conor                   2,776

------------

(1) All of the options granted under the Incentive Stock Plan expire ten years from the date of award. The above table shows that during the current fiscal year, executive officers exercised certain stock options. The majority of the options exercised during fiscal 1999 were awarded during 1989 and as such, had reached the end of their ten year term. Consistent with the Compensation Committee's strategy emphasizing long-term stock ownership (refer to the 'Compensation Committee Report on Executive Compensation'), the executive officers that exercised stock options shown above retained the maximum number of shares possible.

(2) Includes options that have not met vesting requirements and minimum fair market value requirements.

(3) Based on a fair market value as of September 30, 1999 of $9.688 per share. Values are stated on a pre-tax basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 1999, the Compensation Committee was comprised of Messrs. Alexander, Freeland, McDonnell and Green. No such member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

EXECUTIVE EMPLOYMENT CONTRACTS

     The Company has employment agreements with each of the officers which serve on its Executive Committee (each, an 'Agreement' and collectively, the 'Agreements'). The initial terms of the Agreements expired on September 30, 1997 at which point they became subject to one year automatic extensions on each October 1, unless either party gives notice within 30 days of such October 1 of his or its election to have such automatic extensions cease. All of the Agreements have been automatically extended.

     Each Agreement prohibits the executive from competing with the Company for the three year period after the termination of such employment with the Company. Each Agreement further provides that if the Company terminates the Agreement without cause, the executive covered by such Agreement is entitled to the base salary he would have received through the then current expiration of such Agreement and the pro rata portion of the annual bonus that would have been earned in the year of termination. Finally, each Agreement provides for such continuing payments in the event that the executive terminates his Agreement for good reason.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Board believes that increasing the value of the Company to its stockholders is the Board's most important objective and should be the key measure of management performance. The Board also believes that executive compensation should be objectively determined. For this reason, the Compensation Committee, which is made up of directors who are not employees of the Company, is responsible for determining the compensation packages of the Company's executives.

     The Compensation Committee's role in determining the compensation of the executives of the Company is to assure that the Company's compensation strategy is aligned with the Board's overall objective and that executive compensation is structured to provide fair, reasonable and competitive base salary levels and the opportunity for the executives to earn incentive compensation reflecting both the Company's and the individual's performance. Moving into fiscal 2000, the Committee is implementing a number of modifications which will be focused on the attainment of three year goals and a substantially increased and sustainable level of earnings in future periods.

     The executive compensation program is designed to accomplish the Board's objectives. The program is based upon the principles that: executive performance should be judged and compensated primarily on the basis of the Company's earnings and the strength of the Company's financial position; long-term appreciation in stockholder value are the most appropriate measure of the Company's financial performance; and the most effective approach to promoting the financial success of the Company is to align the stockholders' and the executives' interests. This alignment is best accomplished through a compensation strategy emphasizing long-term stock ownership. As a result, the program is designed to increase the proportion of long-term compensation tied to increases in the Company's earnings, financial position and appreciation in stockholder value. The annual cash compensation for executive officers is primarily in the form of base salary, which is being maintained at levels consistent with competitive market compensation practices, and annual cash incentives based on quantitative objectives tied to the Company's financial performance. Annual cash compensation is supplemented with long-term incentive compensation, primarily in the form of stock incentives, intended to link executive compensation to changes in stockholders' value.

     The Compensation Committee intends that the application of these principles will result in total executive compensation and capital accumulation potential above competitive levels for superior stockholder returns and below competitive levels for average or lesser returns.

     There are three components to the Company's executive compensation packages: base salary, annual cash incentives and stock compensation. Each of these components is discussed in detail below.

BASE SALARY

     Base salaries are established under the Agreements for each officer that serves on the Executive Committee. Factors considered in establishing salaries include the responsibilities of the position, compensation of executives in companies of similar size or in the same industry and external market conditions.

SHORT-TERM ANNUAL CASH INCENTIVES

     Annual cash incentive awards are based entirely on quantitative objectives tied to the Company's financial performance. The annual cash incentive component of compensation enables the Company to adjust payouts to executives based on the Company's performance with only modest adjustments to base salaries. For fiscal 1997 through 1999, executives were able to earn bonuses based upon the Company's performance as measured against pre-determined financial objectives for the fiscal year. Performance was measured by comparing Company net earnings to targeted levels as established in the Company's business plan and approved by the Compensation Committee for the fiscal year. The ratio of net earnings to targeted levels was multiplied by each individual's bonus maximum to determine the annual bonus payout for each period. The amounts of each individual's maximum bonus received Compensation Committee approval and were determined considering the impact on overhead as a percentage of sales, the responsibility of each position and the compensation level required to provide a competitive employee compensation package. During Fiscal 1999 and 1998, the Company's executive officers did not earn an annual cash incentive award as the Company did not meet the pre-determined financial objectives for the fiscal year. In order to achieve the Committee's objective of substantially higher and more sustainable level of earnings, the financial targets for fiscal 2000, 2001, and 2002 have been incorporated into an annual cash incentive bonus program for those future periods. This bonus program provides for varying levels of annual cash payouts to the executives if future earnings per share targets are met.

LONG-TERM INCENTIVES

     The Committee believes that long-term changes in stockholder value are an important measure of the Company's performance. The Committee uses stock incentives, which consist primarily of restricted stock and stock options, to align the interests of the Company's stockholders and executives. During fiscal 1997, shares of restricted stock were awarded to the executives for the achievement of the long-term financial goals for the Company which were in place at that time (see summary of payments under column (h) of the Executive Compensation Table). For fiscal 1999 and 1998, no awards of restricted stock were made as the long-term financial targets for the Company were not achieved.

     The Committee also uses the award of stock options as a longer-term incentive for executives. In order to help ensure that the strategy emphasizing long-term stock ownership is implemented, the Compensation Committee has expressed its intent that future awards of stock incentives to the executives are dependent upon such executives retaining ownership of a substantial portion of the shares of the Company's Common Stock acquired through the stock incentive awards. The Compensation Committee has advised the executive officers that they should retain a majority (less shares forfeited or used to pay the option exercise price or taxes) of all restricted stock and stock acquired through the exercise of options previously awarded. Since 1994, the executives of the Company have exercised certain stock options and have retained the maximum number of shares possible after using a portion of the shares to pay the option exercise price and income taxes.

     The Compensation Committee believes that while the Company should provide an opportunity for its executives to acquire significant equity in the Company, realization of the benefits of this opportunity should generally occur only after the stockholders have benefited from an increase in the value of their investment. For this reason, the Compensation Committee adopted the policy that recipients of stock options would be generally permitted to exercise options, regardless of exercise price, only if future earnings or share price performance targets are met.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Lund received total compensation amounting to $250,500 in Fiscal 1999. His Fiscal 1999 compensation related to base salary remained consistent with that of Fiscal 1998. He did not earn any bonuses in Fiscal 1999, as the Company's net earnings did not meet any of the long or short term performance criteria under the incentive plans in place for that period. The Compensation Committee considers Mr. Lund's compensation to be in line with industry and market size standards and to be consistent with Company performance objectives.

     This report was presented to and approved by the Board.

     Thomas A. McDonnell
     Don H. Alexander
     Robert D. Freeland
     Richard C. Green, Jr.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                            BHA GROUP HOLDINGS, INC.

     The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on September 30, 1994 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the First Analysis Environmental Index. The comparisons in this table are required by the Securities and Exchange Commission. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.


                              [PERFORMANCE GRAPH]


Company/Index               9/94    9/95    9/96    9/97    9/98    9/99
BHA Group Holdings, Inc.    100     104.82  124.93  164.62  124.18  103.59
S&P 500 Comp. Ltd.          100     129.74  156.12  219.27  239.11  305.59
First Analysis              100     111.4   123.55  154.59  129.12  138.39

                COMPARISON OF LONG-TERM CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                            BHA GROUP HOLDINGS, INC.

     The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on November 30, 1986 (which corresponds to the month in which the Company's stock first traded) in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the First Analysis Environmental Index. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.


                                  [PERFORMANCE GRAPH]

Company/Index               11/86   9/87    9/88    9/89    9/90    9/91    9/92
BHA Group Holdings, Inc.    100     207.41  266.71  625.06  558.41  475.04  508.41
S&P 500 Comp. Ltd.          100     133.07  116.61  155.09  140.76  184.63  205.03
First Analysis              100     145.94  128.83   180.3  157.09  183.84  166.41

Company/Index                9/93    9/94    9/95    9/96    9/97    9/98    9/99
BHA Group Holdings, Inc.     468.88  440.38  461.59  550.14  724.93  546.87  456.18
S&P 500 Comp. Ltd.           231.69  240.23  311.68  375.06  526.76  574.41  734.12
First Analysis               158.28  159.47  177.65  197.01  246.51  205.89  219.46

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of December 31, 1999, the Company had outstanding and entitled to vote 6,545,790 shares of Common Stock. As of December 31, 1999, the trustee of the ESOP was the registered holder of 769,028 shares of Common Stock, 717,856 of which have vested in participant accounts. Participants in the ESOP are entitled to vote both the vested and unvested shares which are in their account.

     The following table sets forth, as of December 31, 1999, certain information with respect to (a) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock, (b) each of the directors and nominees for director of the Company, (c) each of the executive officers named in the Summary Compensation Table, and (d) all directors, executive and senior officers of the Company and its subsidiaries as a group:

          NAME AND ADDRESS                              AMOUNT AND NATURE          PERCENT OF
        OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(1)     COMMON STOCK
        -------------------                        --------------------------     ------------
Royce & Associates, Inc.                                    844,036%                12.9
1414 Avenue of the Americas, 9th Floor
New York, New York 10019-2578

T. Rowe Price Associates .......................            657,749                 10.1%
  100 East Pratt Street, 7th Floor
  Baltimore, Maryland 21202-1090

Merrill Lynch Asset Management .................            638,277                  9.8%
  800 Scudder Mill Road
  Plainsboro, NJ 08536-1606

Lamson Rheinfrank, Jr. .........................            504,901(2)               7.7%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

Goldman Sachs and Company ......................            350,061                  5.4%
  1 New York Plaza, 41st Floor
  New York, NY 10004

Dimensional FD Advisors, Inc. ..................            335,207                  5.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1005

Robert D. Freeland .............................            108,082(3)               1.7%
  Havens Steel Company
  7219 East 17th Street
  Kansas City, Missouri 64126

James E. Lund ..................................            104,776(4)               1.6%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

James J. Thome .................................             80,802(5)               1.2%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

James C. Shay ..................................             24,718(6)                *
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

Robert B. O'Conor ..............................             15,599(7)                 *
  BHA Group, Inc.
  8800 East 63rd Street
  Kansas City, MO 64133

Don H. Alexander ...............................             27,968(8)                 *
  Alexander & Associates, Inc.
  408 Miami
  Kansas City, KS 66105

                                                  (table continued on next page)

(table continued from previous page)

                NAME AND ADDRESS                      AMOUNT AND NATURE         PERCENT OF
              OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP(1)   COMMON STOCK
              -------------------                 --------------------------   ------------
Thomas A. McDonnell ............................             18,085(9)            *
  DST Systems, Inc.
  333 W. 11th Street, 5th Floor
  Kansas City, Missouri 64105
Richard C. Green, Jr. ..........................             12,233(10)           *
  UtiliCorp United, Inc.
  MSC 2-283
  20 West 9th Street
  Kansas City, Missouri 64105
All directors, named executives and senior
  officers as a group (9 people)................            897,164                13.7%

------------

*   Less than 1%

 (1) All information is as of December 31, 1999 and was determined in accordance with Rule 13d-3 under the Exchange Act, based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.

 (2) Consists of 29,731 shares of Common Stock held of record by Mr. Rheinfrank, 195,404 shares of Common Stock held by irrevocable family trusts of which Mr. Rheinfrank is the co-trustee, 7,000 shares of Common Stock held by his daughters (as to which shares he disclaims any beneficial interest), 32,490 shares of Common Stock owned by Mr. Rheinfrank's wife (as to which shares he disclaims any beneficial interest), 21,200 shares of Common Stock in the Rheinfrank Foundation, 187,550 shares of Common Stock in the Rheinfrank Family Limited Partnership, options to purchase 5,989 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1999, 1,825 shares of restricted stock, 5,840 shares of Common Stock held of record by the trustee of the ESOP for Mr. Rheinfrank who is entitled to vote such shares by virtue of the allocation under the ESOP, and 17,872 shares held in account under the BHA Group Holdings, Inc. 401(K) Plan.

 (3) Consists of 12,461 shares of Common Stock held of record by Mr. Freeland, and 95,621 shares of Common Stock held of record by Havens Steel Company, with whom Mr. Freeland shares investment power through his position as Chairman of the Board of that Company, but as to which Mr. Freeland disclaims any beneficial interest.

 (4) Consists of 50,044 shares of Common Stock held of record by Mr. Lund, 8,052 shares of Common Stock owned by Mr. Lund's wife (as to which shares he disclaims any beneficial interest), options to purchase 19,965 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1999, 11,459 shares of restricted stock, and 15,256 shares of Common Stock held of record by the trustee of the ESOP for Mr. Lund who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (5) Consists of 38,918 shares of Common Stock held of record by Mr. Thome, options to purchase 19,965 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1999, 8,696 shares of restricted stock, 13,216 shares of Common Stock held of record by the trustee of the ESOP for Mr. Thome who is entitled to vote such shares by virtue of the allocation under the ESOP, and 7 shares held in account under the BHA Group Holdings, Inc. 401(K) Plan.

 (6) Consists of 4,042 shares of Common Stock held of record by Mr. Shay, options to purchase 16,016 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1999, 669 shares of restricted stock, 2,267 shares of Common Stock held of record by the trustee of the ESOP for Mr. Shay who is entitled to vote such shares by virtue of the allocation under the ESOP, and 1,724 shares held in account under the BHA Group Holdings, Inc. 401(K) Plan.

 (7) Consists of 5,063 shares of Common Stock held of record by Mr. O'Conor, options to purchase 2,292 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1999, 958 shares of restricted stock, 5,982 shares of Common Stock held of record by the trustee
                                              (footnotes continued on next page)

(footnotes continued from previous page) of the ESOP for Mr. O'Conor who is entitled to vote such shares by virtue of the allocation under the ESOP, and 1,304 shares held in account under the BHA Group Holdings, Inc. 401(K) Plan.

 (8) Consists of 27,968 shares of Common Stock held of record by Mr. Alexander.

 (9) Consists of 18,085 shares of Common Stock held of record by Mr. McDonnell and options to purchase 7,486 shares under the Plan which are exercisable within 60 days of December 31, 1999.

(10) Consists of 12,233 shares of Common Stock held of record by Mr. Green.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

     KPMG LLP is the accounting firm which examined and reported on the Company's financial statements for Fiscal 1999. KPMG LLP has been selected by the Board to serve as the Company's accounting firm for Fiscal 2000. Representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives of KPMG LLP will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board is seeking stockholder approval of its selection of KPMG LLP. Stockholder approval requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG LLP UNLESS OTHERWISE SPECIFIED IN SUCH PROXY. If stockholders do not ratify the appointment of KPMG LLP as the auditors of the Company for Fiscal 2000 at the Annual Meeting, the Board, on recommendation of its Audit Committee, may reconsider the selection.

                TIME FOR SUBMISSION OF PROPOSAL OF STOCKHOLDERS

     Any stockholder who intends to present a proposal to be included in the Company's proxy statement for action at the Company's Annual Meeting of Stockholders scheduled to be held on February 20, 2001, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal to be included in the Company's proxy statement for its annual meeting in 2001, must be received by the Company at its principal executive office, 8800 East 63rd Street, Kansas City, Missouri 64133, by September 17, 2000. In addition, if a stockholder presents a matter for action at the Company's next annual meeting without providing the Company with notice of such matter by November 30, 2000, stock represented at such meeting by proxies solicited by the Board of Directors may be voted in the discretion of such proxy holders against the matter proposed by such stockholder.

                           GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the Annual Meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters. You are urged to sign and return your proxy to make certain your shares will be voted at the Annual Meeting.

                                          By Order of the Board of Directors
                                          STANLEY D. BIGGS
                                          Secretary

Kansas City, Missouri
January 14, 2000

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

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROXY                                                                 Appendix I

                            BHA GROUP HOLDINGS, INC.
               8800 East 63rd Street, Kansas City, Missouri 64133

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS - February 22, 2000

         The undersigned hereby appoints James E. Lund and Stanley D. Biggs, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of BHA Group Holdings, Inc. (the "Company") to be held on February 22, 2000, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.


         Dated:  _____________________________, ___________
                        Month/Day                  Year


         ------------------------------------------------------------------

         ------------------------------------------------------------------

         Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.


[ ] PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE


1.       ELECTION OF DIRECTORS

         NOMINEES:  Don H. Alexander, Robert D. Freeland, Richard C. Green, Jr., James E. Lund, Thomas A. McDonnell, Lamson
         Rheinfrank, Jr., and James J. Thome.

         [ ] FOR ALL nominees listed above.

         [ ] FOR ALL nominees listed above EXCEPT:

         ------------------------------------------------------------------------------

         (Instruction: To withhold authority to vote on any individual nominee, write the name above.)

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2.       RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE
         FISCAL YEAR ENDING SEPTEMBER 30, 2000.

         [ ] FOR the ratification of KPMG LLP.

         [ ] AGAINST the ratification of KPMG LLP.

         [ ] ABSTAIN


3. ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. If no specification is made, this proxy will be voted FOR Proposals 1 and 2 listed above.